Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Fourth Quarter and Full Fiscal Year

Reports Record Core Grocery Sales and Net Income for Fiscal 2015

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 10, 2015--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported record core grocery sales and record net income for fiscal 2015. Core grocery sales exclude gasoline. Total sales were $3.78 billion for fiscal 2015 compared with $3.84 billion in fiscal 2014. For the full fiscal years ended September 2015 and 2014, net income rose to $59.4 million in 2015 compared with $51.4 million in 2014.

The growth in core grocery sales for the fourth quarter and fiscal 2015 were offset by lower gasoline prices compared with the prior year. Ingles sold a record number of gallons of gasoline in fiscal 2015, but the average sales price per gallon was 94 cents lower in fiscal 2015 compared with fiscal 2014.

Net income for the fourth quarter of fiscal 2015 totaled $16.2 million, compared with net income of $17.6 million for the fourth quarter of fiscal 2014. Total core grocery sales increased 2.8% in the fourth quarter of fiscal 2015 and 1.9% for fiscal 2015 compared with the comparable periods in fiscal 2014.

Commenting on the results, Robert P. Ingle II, Chief Executive Officer, said, “We are pleased with our core grocery sales growth, which drove a strong increase in net income for the year.”

Fourth Quarter Results

Net sales totaled $952.8 million for the quarter ended September 26, 2015, compared with $964.8 million for the comparable quarter in fiscal 2014. Comparable store sales, excluding gasoline, increased 3.1%. Gallons of gasoline sold increased while the average per gallon sales price was substantially lower for the fourth quarter of the current year compared with the fourth quarter of the prior fiscal year.

Gross profit for the fourth quarter of fiscal 2015 increased to $228.1 million, compared with $220.4 million for the fourth quarter of fiscal 2014. Gross profit as a percentage of sales was 23.9% and 22.8% for the 2015 and 2014 fourth quarters, respectively. Core grocery gross margin increased 2 basis points comparing the fourth quarter of fiscal 2015 with the fourth quarter of fiscal 2014.

Operating and administrative expenses for the September 2015 quarter totaled $193.0 million. Operating and administrative expenses as a percentage of sales were 20.3% for the fourth quarter of fiscal 2015, compared with $184.1 million or 19.1% of sales for the fourth quarter of fiscal 2014. Ingles operated 201 stores and approximately 11.0 million square feet of store space at the end of fiscal 2015 and 202 stores and approximately 11.1 million square feet of store space at the end of fiscal 2014. During fiscal 2015, the Company opened one new store and closed two stores that are being rebuilt and will reopen in the future. The Company’s other store improvement capital projects this year focused on improved merchandising, convenience and the range of products offered to our customers.

Interest expense totaled $12.8 million for the fourth quarter of fiscal 2015, compared with $11.5 million for the fourth quarter of fiscal 2014. Total debt was $895.3 million at the end of fiscal 2015 compared with $937.3 million at the end of fiscal 2014.

The Company’s effective tax rate was 34.3% for the fourth quarter of fiscal 2015, compared with 30.2% for the fourth quarter of fiscal 2014. The unusually low effective tax rate for the fourth quarter of 2014 reflects certain discrete items in fiscal 2014 which were not expected to recur in future periods.

Net income for the September 2015 quarter decreased to $16.2 million, compared with net income of $17.6 million for the September 2014 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $0.83 and $0.80 per share, respectively, for the September 2015 quarter, compared with $0.82 and $0.79 per share, respectively, for the September 2014 quarter. The increase in earnings per share benefited from a decrease in average weighted shares outstanding due to the Company’s now-concluded stock repurchase program.

Annual Results

Net sales were $3.78 billion for the fiscal year ended September 2015, a decrease of $57.3 million, or 1.5%, from $3.84 billion for the fiscal year ended September 2014. The Company achieved record core grocery sales in fiscal 2015. Comparing fiscal 2015 with the previous year, comparable store sales increased 2.1%, excluding gasoline sales.

Gross profit for the fiscal year ended September 26, 2015, increased $48.1 million, or 5.7%, to $893.3 million, or 23.6% of sales, compared with $845.2 million, or 22.0% of sales, for the fiscal year ended September 27, 2014. Core grocery gross profit as a percentage of total sales increased 64 basis points comparing fiscal 2015 with fiscal 2014.

Operating expenses increased $33.7 million in fiscal 2015, compared with fiscal 2014, and were 20.0% of sales for fiscal 2015 and 18.8% of sales for fiscal 2014. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.9% of sales for fiscal 2015, compared with 22.3% for fiscal 2014.

Gains on asset disposals totaled $2.2 million for fiscal 2015, compared with $0.8 million for fiscal 2014. During fiscal 2015, the Company sold outparcels and wrote off buildings demolished in advance of rebuilding new stores in future periods.

Interest expense increased $0.4 million for the year ended September 26, 2015 to $47.0 million, compared with $46.6 million for the year ended September 27, 2014. Interest rates were stable across both fiscal periods. Over the course of fiscal 2015, net debt repayments totaled $41.9 million.

Income tax expense as a percentage of pre-tax income was 37.2% for fiscal 2015 compared with 35.5% for fiscal 2014. The increase in the effective tax rate is primarily attributable to certain discrete items in fiscal 2014 which are not expected to recur in future periods.

Net income for fiscal 2015 totaled $59.4 million, compared with net income of $51.4 million for fiscal 2014. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $3.02 and $2.93 per share, respectively, for the year ended September 26, 2015, compared with $2.36 and $2.28 per share, respectively, for the year ended September 27, 2014.

Capital expenditures totaled $104.1 million and $108.3 million for fiscal 2015 and 2014, respectively. Major capital expenditures for fiscal 2015 included a new store, store remodels and the opening of five fuel stations.

The Company has a line of credit facility totaling $175.0 million with $164.1 million available (after deducting outstanding borrowings and letters of credit) at September 26, 2015. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 26, 2015.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2015 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2015 (13 weeks)	2014 (13 weeks)	2015 (52 weeks)	2014 (52 weeks)

Net sales	$952,838	$964,838	$3,778,644	$3,835,986
Gross profit	228,056	220,383	893,304	845,163
Operating and administrative expenses	193,026	184,093	756,313	722,644
Gain/(loss) from sale or disposal of assets	1,871	(310)	2,191	826
Income from operations	36,901	35,980	139,182	123,345
Other income, net	633	752	2,283	3,001
Interest expense	12,823	11,521	47,007	46,570
Income taxes	8,476	7,607	35,105	28,350
Net income	$16,235	$17,604	$59,353	$51,426

Basic earnings per common share – Class A	$0.83	$0.82	$3.02	$2.36
Basic earnings per common share – Class B	$0.75	$0.74	$2.74	$2.14
Diluted earnings per common share – Class A	$0.80	$0.79	$2.93	$2.28
Diluted earnings per common share – Class B	$0.75	$0.74	$2.74	$2.14

Additional selected information:
Depreciation and amortization expense	$26,131	$24,818	$102,877	$97,664
Rent expense	$3,301	$3,399	$13,615	$14,122

Condensed Consolidated Balance Sheets

	Sept. 26,		Sept. 27,
	2015		2014
ASSETS
Cash and cash equivalents	$7,505		$8,614
Receivables-net	66,284		60,991
Inventories	338,644		329,524
Other current assets	19,863		14,789
Property and equipment-net	1,211,458		1,218,607
Other assets	27,629		24,427
TOTAL ASSETS	$1,671,383		$1,656,952
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,651		$12,488
Accounts payable, accrued expenses and current portion of other long-term liabilities	240,592		238,259
Deferred income taxes	71,909		70,040
Long-term debt	882,692		924,773
Other long-term liabilities	34,561		28,790
Total Liabilities	1,242,405		1,274,350
Stockholders' equity	428,978		382,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,671,383		$1,656,952

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer